Exhibit 99.1

Buckeye Announces First Quarter FY 2010 Results

Net Income of $39.2 million or $1.00 per share including $35.1 million or $0.89 per share from Alternative Fuel Mixture Credits;

Sales off 20% versus Year-Ago Quarter; Up Slightly from Fourth Quarter;

Debt Reduced by a further $32.5 million to $295MM Retired all $110MM of 2010 Notes in July;

Received $7.4 million grant from State of Florida; Restarted Energy Project

MEMPHIS, Tenn.--(BUSINESS WIRE)--November 3, 2009--Buckeye Technologies Inc. (NYSE:BKI) today announced first quarter net income of $39.2 million or $1.00 per share. First quarter earnings included net income of $35.1 million, or $0.89 per share, from alternative fuel mixture credits earned during the quarter. Net sales were $177 million for the first quarter of fiscal 2010 compared to a record $221 million in the first quarter of fiscal 2009.

Excluding income from alternative fuel mixture credits (AFMC), adjusted net income was $4.1 million, or $0.11 per share versus first quarter fiscal 2008 net income of $8.9 million, or $0.23 per share. This $0.12 per share decrease in earnings, compared to last year, was driven by reduced operating income (-$0.17 per share after tax) due primarily to the economic downturn which has resulted in reduced shipment volumes and in a less favorable grade mix. While overall selling prices were lower, this was offset by lower input prices for raw materials, chemicals, energy and transportation costs. The impact of reduced operating income was partially offset by lower interest expense (+$0.03) and reduced foreign exchange loss (+0.01).

Adjusted earnings of $0.11 per share, excluding the impact of the AFMC, were $0.07 lower than the $0.18 earned in the fourth quarter. A higher effective tax rate accounted for $0.06 of this reduction in earnings. The drop in adjusted operating income, including a $0.01 cost relating to staffing reductions implemented during the quarter at our Memphis cotton specialty fibers plant, was mostly offset by lower interest expenses. Compared to the fourth quarter, sales were up slightly as shipment volumes were up about 4% but this was offset by lower pricing and a less favorable grade mix. Alternative fuel mixture credits earned during the quarter, at $35.8 million net of expenses, was down by $18.4 million compared to the fourth quarter because we recognized income for the first four and a half months of earned credits during that quarter.

Total debt declined by a further $32.5 million to $295.0 million during the quarter, of which $8 million was due to cash generated by the alternative fuel mixture credit, and $26 million was due to strong cash flow from operations, including a $6 million reduction in inventory. We expect to use a portion of the AFMC in fiscal year 2010 to offset U.S. federal estimated income tax payments and to receive the balance in fiscal year 2011 as a cash refund after filing our 2010 tax return. The receipt of $7.4 million in grant money from the State of Florida in support of our Foley Energy Project reduced the net cash used in investing activities to only $1.4 million for the quarter. As of September 30, we had $23 million of cash and $100 million in borrowing capacity on our credit facility.

Chairman and Chief Executive Officer John B. Crowe said, “While our sales and earnings, excluding alternative fuel mixture credits, continue to be down significantly compared to the year ago quarter, we are encouraged that our shipment volume has increased sequentially in each of the past two quarters. In the just completed quarter, shipment volumes were up for both wood and cotton specialty fibers and for nonwovens. Capacity utilization at our cotton cellulose plants in Memphis and Americana improved over the preceding quarter, but was still below 50% at both facilities. We further reduced staffing at our Memphis plant during the quarter to better align staffing levels with current market conditions. Increased demand for our high-end wood specialty fibers is expected to yield an improved mix in the current quarter.”

“The Buckeye organization remains focused on reducing cost and maintaining tight control on working capital. We made significant progress during the quarter toward our recently updated fiscal year-end debt goal of $275 million, reducing our debt to $295 million during the past quarter. A key milestone for us was the redemption of all $110MM of our 2010 notes at the end of July, which moves our nearest term debt maturity out to July 2012 and will result in significant interest expense savings starting in the quarter just completed.”

Mr. Crowe went on to say, “Buckeye made progress on several other fronts during the past quarter. We have restarted the energy independence project at our Foley mill, with the help of a $7.4 MM grant from the State of Florida, which will help us complete the project. Through September, we have spent $20MM on this $45MM project. We are also finalizing an agreement with the University of Florida for a pilot biorefinery facility at our Foley facility. We continue to look for opportunities in energy and other areas to grow our revenues. While debt reduction continues to be our highest priority, we are now in a better position to allocate capital to high return opportunities like the energy independence project.”

Buckeye has scheduled a conference call for November 4, 2009 at 11:00 a.m. ET to discuss first quarter fiscal year 2010 results. Those interested in listening by telephone may dial in at (888) 634-7543 within the United States. International callers should dial (719) 457-2656. Supplemental material for the call will be available on the Company’s website at www.bkitech.com or at www.streetevents.com.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.

*This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measures used are “adjusted operating income,” “adjusted net income,” and “adjusted earnings per share” and are equal to net income, operating income and earnings per share excluding income from alternative fuel mixture credits and goodwill impairment. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it allows for a more meaningful comparison of these financial measures to prior periods, but this information should not be considered a substitute for any measures derived in accordance with GAAP. The Company manages its business units by financial measures which exclude these two items. Operating income and earnings per share targets for our all-employee bonus and at-risk compensation also exclude the benefit of alternative fuel mixture credits and the goodwill impairment charge.

($ in Millions)	Jul-Sep	Apr-Jun	Jul-Sep
	2009	2009	2008
Operating income
Operating income in accordance with GAAP	48.0	68.5	22.7
Alternative fuel mixture credits	(35.8)	(54.2)	--
Adjusted operating income	12.2	14.3	22.7

Net income
Net income in accordance with GAAP	39.2	46.5	8.9
Alternative fuel mixture credits	(35.1)	(39.6)	--
Adjusted net income	4.1	6.8	8.9

Diluted earnings per share (EPS)
EPS in accordance with GAAP	$1.00	$1.20	$0.23
Alternative fuel mixture credits	($0.89)	($1.02)	--
Adjusted EPS	$0.11	$0.18	$0.23

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008

Net sales	$177,274	$176,936	$221,293
Cost of goods sold	153,131	149,941	185,955
Gross margin	24,143	26,995	35,338
Gross margin as a percentage of sales	13.6%	15.3%	16.0%

Selling, research and administrative expenses	11,549	12,241	12,210
Amortization of intangibles and other	473	475	469
Alternative fuel mixture credits	(35,842)	(54,232)	-

Operating income	47,963	68,511	22,659

Net interest expense and amortization of debt costs	(5,289)	(6,941)	(7,438)
Early extinguishment of debt	165	-	-
Foreign exchange and other	(100)	100	(831)
Income before income taxes	42,739	61,670	14,390
Income tax expense	3,507	15,210	5,540
Net income	$39,232	$46,460	$8,850

Earnings per share	$1.01	$1.20	$0.23
Diluted earnings per share	$1.00	$1.20	$0.23

Weighted average shares for basic earnings per share	38,726	38,707	38,704

Weighted average shares for diluted earnings per share	39,136	38,815	38,883

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30	June 30	September 30
	2009	2009	2008
Current assets:
Cash and cash equivalents	$23,255	$22,061	$18,451
Accounts receivable, net	113,395	111,292	128,549
Income tax and alternative fuel mixture credits receivable	32,114	9,374	-
Inventories	82,861	87,637	109,211
Deferred income taxes and other	7,382	6,507	11,355
Total current assets	259,007	236,871	267,566

Property, plant and equipment, net	532,851	526,589	537,556
Goodwill	2,425	2,425	156,800
Intellectual property and other, net	26,141	26,499	28,036
Total assets	$820,424	$792,384	$989,958

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$28,943	$30,882	$41,618
Accrued expenses	42,922	40,804	59,248
Current portion of capital lease obligations	-	-	253
Short-term debt	-	-	285
Total current liabilities	71,865	71,686	101,404

Long-term debt	295,000	327,465	392,439
Deferred income taxes	48,961	48,399	57,754
Other liabilities	34,722	26,803	25,423
Stockholders' equity	369,876	318,031	412,938
Total liabilities and stockholders' equity	$820,424	$792,384	$989,958

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008
OPERATING ACTIVITIES
Net income	$39,232	$46,460	$8,850
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,294	11,454	12,743
Amortization	748	655	639
Loss on early extinguishment of debt	(165)	-	-
Deferred income taxes	201	3,755	1,345
Loss on disposal of equipment	31	406	167
Provision for bad debts	(159)	224	(27)
Other	(414)	766	391
Change in operating assets and liabilities			-
Accounts receivable	(201)	4,121	(5,125)
Income tax and alternative fuel mixture credits receivable	(22,740)	(9,374)	-
Inventories	5,769	15,367	(841)
Other assets	(1,400)	(2,507)	142
Accounts payable and other liabilities	1,905	129	3,772
Net cash provided by operating activities	34,101	71,456	22,056

INVESTING ACTIVITIES
Purchases of property, plant & equipment	(8,762)	(8,418)	(11,082)
Proceeds from State of Florida grant	7,381	-	-
Other	(16)	(169)	(23)
Net cash used in investing activities	(1,397)	(8,587)	(11,105)

FINANCING ACTIVITIES
Net borrowings (payments) under line of credit	77,529	(61,016)	(1,232)
Payments on long term debt and other	(110,000)	-	(105)
Purchase of treasury shares	-	-	(494)
Net proceeds from sale of equity interests	122	-	-
Net cash used in financing activities	(32,349)	(61,016)	(1,831)

Effect of foreign currency rate fluctuations on cash	839	1,329	(1,062)

Increase (decrease) in cash and cash equivalents	1,194	3,182	8,058
Cash and cash equivalents at beginning of period	22,061	18,879	10,393
Cash and cash equivalents at end of period	$23,255	$22,061	$18,451

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(In thousands)

	Three Months Ended
SEGMENT RESULTS	September 30, 2009	June 30, 2009	September 30, 2008
Specialty Fibers
Net sales	$122,159	$125,059	$164,979
Operating income (a)	8,537	11,420	20,118
Depreciation and amortization (b)	7,040	7,171	8,348
Capital expenditures	7,436	7,651	10,097

Nonwoven Materials
Net sales	$62,728	$59,765	$65,862
Operating income (a)	5,144	4,325	3,593
Depreciation and amortization (b)	3,807	3,785	4,045
Capital expenditures	728	512	778

Corporate
Net sales	$(7,613)	$(7,888)	$(9,548)
Operating income (loss) (a)	34,282	52,766	(1,052)
Depreciation and amortization (b)	921	973	819
Capital expenditures	598	255	207

Total
Net sales	$177,274	$176,936	$221,293
Operating income (loss) (a)	47,963	68,511	22,659
Depreciation and amortization (b)	11,768	11,929	13,212
Capital expenditures	8,762	8,418	11,082

(a) The corporate segment includes operating elements such as segment eliminations, amortization of intangibles, impairment of long-lived assets, alternative fuel mixture credits, charges related to restructuring, unallocated at-risk compensation and unallocated stock-based compensation for executive officers and certain other employees. Corporate net sales represents the elimination of intersegment sales included in the specialty fibers reporting segment.
(b) Depreciation and amortization includes depreciation, depletion and amortization of intangibles.

	Three Months Ended
ADJUSTED EBITDA	September 30, 2009	June 30, 2009	September 30, 2008

Net income (loss)	$39,232	$46,460	$8,850
Income tax expense	3,507	15,210	5,540
Interest expense	5,067	6,764	7,233
Amortization of debt costs	269	262	262
Early extinguishment of debt	(165)	-	-
Depreciation, depletion and amortization	11,767	11,929	13,212
EBITDA	59,677	80,625	35,097
Non cash charges	90	462	208
Adjusted EBITDA	$59,767	$81,087	$35,305

We calculate EBITDA as earnings before cumulative effect of change in accounting plus interest expense, income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back the following items: asset impairment charges, non-cash charges and other (gains) losses. You should not consider adjusted EBITDA to be an alternative measure of our net income, as an indicator of operating performance; or our cash flow, as an indicator of liquidity. Adjusted EBITDA corresponds with the definition contained in our US revolving credit facility, established on July 25, 2007, and it provides useful information concerning our ability to comply with debt covenants. Although we believe adjusted EBITDA enhances your understanding of our financial condition, this measure, when viewed individually, is not a better indicator of any trend as compared to other measures (e.g., net sales, net earnings, net cash flows, etc.).

CONTACT:
Buckeye Technologies Inc.
Steve Dean, 901-320-8352
Senior Vice President and Chief Financial Officer
or
Investor Relations:
Daryn Abercrombie, 901-320-8908
www.bkitech.com